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                                                                      EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Pharmacia & Upjohn, Inc.
        Registration Statement on Form S-3

We are aware that our report dated April 30, 1996 on our review of interim financial information of Pharmacia & Upjohn, Inc. for the period ended March 31, 1996 and included in Pharmacia & Upjohn, Inc.'s quarterly report on Form 10-Q for the quarter then ended is included in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ COOPERS & LYBRAND L.L.P.                           /s/ KPMG PEAT MARWICK LLP

Chicago, Illinois
June 13, 1996